EXHIBIT 10.1

                            AGREEMENT OF ACQUISITION

The below agreement is intended to be legal and binding. All parties should read the document carefully before signing.

Section  I:     Parties

a. The seller, Dalrada Financial Corporation and all of its subsidiary companies, holdings and succors in interest, henceforth referred to as "DRDF", agrees to transfer all rights and ownership of the below described property ("Properties") to Quik Pix, Inc. a Nevada Corporation, henceforth referred to as "QPI", for the below specified consideration ("Compensation").

Section  II:     Properties

a. All rights of ownership, patents, copyrights, and claim, both physical and intellectual, of the technology developed as "Color Blind suite of software" as well as all algorithms, formulas and source codes for the purpose of creating ICC profiles for monitors, scanners and printers.

b. Also transferred are all associated rights to TRADEMARKS, copyrights and web site addresses, both registered and unregistered, that apply to this process or the above stated names.

c. Additionally transferred as all rights to license the process and any or all-subsequent products there by derived in all national and international forums of law.

d. Exclusive as well are all properties and assets associated and held as part of the above process, including physical assets (such as computers, printers, monitors, notes, logs, client lists, data bases, contact sheets, printed collateral, catalogs, or advertising materials)

e. Finally, all agreements of confidentiality, agreements of association, contracts, non-disclosure agreements and all other types of legal fidelity are hereby transferred to QPI to be executed and enforced at the discretion of QPI.

f. As part of this agreement it is further stipulated that a covenant of non-competition is assumed as providing value to the above assets. This precludes DRDF, its owners, associates, or staff from participating in competitive trade with which QPI is involved or seeks involvement there to. It is also required that DRDF and its owners provide consultative services in support of QPI as required, per availability of resources and on a reasonable fee basis.

Section  III:     Compensation

Compensation has been fully received and referenced by, the "Share Acquisition Agreement" entered into, by and between QPI and DRDF (as Imaging Technologies Corporation) signed on June 12, 2002, and subsequent "Closing Agreement" dated July 23, 2002.

Section  IV     Warrants

a. The responsible signatories represents that the above property is free and clear of all liens and encumbrances, and that the signatories have the true warrant and right to execute on behalf of all corporate entities, companies, partnerships, or legal entities, addressed within the above agreement.

b.     This agreement supersedes all prior agreements between DRDF as defined in
Section I and QPI. It is entered into upon the below stated date. All information represented above is true and is stipulated to by the signatories below.

c. Both parties to state that they lawfully represent corporations that are duly organized, validly existing and in good standing under the laws of the their respective states of incorporation and have all the necessary powers to act as Seller and Buyer on behalf of the said corporation.

Section  V     Signatures

For  DRDF:

/s/  BRIAN  BONAR,  CEO
April  16,  2004


For  QPI:

/s/JOHN  CAPEZZUTO,  CEO
April  16,  2004